   As filed with the Securities and Exchange Commission on February 2, 1999
                                                      Registration No. 333-69925
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                AMENDMENT NO.1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------

                               ONEMAIN.COM, INC.
            (Exact name of registrant as specified in its charter)

                                ---------------
        Delaware                      7375                    11-3460073
    (State or other            (Primary standard           (I.R.S. employer
    jurisdiction of                industrial           identification number)
    incorporation or          classification code
     organization)                  number)

                               50 Hawthorne Road
                             Southampton, NY 11968
                                 (516) 287-4084
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                                Stephen E. Smith
                Chairman, President and Chief Executive Officer
                               OneMain.com, Inc.
                               50 Hawthorne Road
                             Southampton, NY 11968
                                 (516) 287-4084
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:
          STEVEN A. MUSELES                         R.W. SMITH, JR.
        Hogan & Hartson L.L.P.                   Piper & Marbury L.L.P.
     555 Thirteenth Street, N.W.                36 South Charles Street
        Washington, D.C. 20004                    Baltimore, MD 21201
            (202) 637-5600                           (410) 539-2530

  Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
                                ---------------
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      EXPLANATORY NOTE TO AMENDMENT NO.1

This Amendment No.1 to the OneMain.com, Inc. Registration Statement on Form S-1 has been filed solely for the purpose of filing certain exhibits to the Registration Statement.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth all fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                                        Amount
                                                                        -------
   Securities and Exchange Commission registration fee................. $39,963
   NASD filing fee.....................................................  14,875
   Nasdaq National Market listing fee..................................  95,000
   Accounting fees and expenses........................................      *
   Legal fees and expenses.............................................      *
   Printing and engraving expenses.....................................      *
   Transfer agent and registrar fees...................................      *
   Miscellaneous expenses..............................................      *
                                                                        -------
     Total............................................................. $    *
                                                                        =======

  --------
  * To be filed by amendment.

Item 14. Indemnification of Directors and Officers

  The Certificate of Incorporation and Bylaws of the Registrant provide for the indemnification of the Registrant's directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the General Corporation Law of the State of Delaware (the "DGCL"), except that the Registrant will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by the person only if the proceeding (or part thereof) was authorized by the Registrant's Board of Directors. The indemnification provided under the Certificate of Incorporation and Bylaws includes the right to be paid by the Registrant the expenses (including attorneys' fees) in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of such expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to the Registrant of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. Pursuant to the Bylaws, if a claim for indemnification is not paid by the Registrant within 60 days after a written claim has been received by the Registrant, the claimant may at any time thereafter bring an action against the Registrant to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting the action.

  As permitted by the DGCL, the Registrant's Certificate of Incorporation provides that directors of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

  Under the Bylaws, the Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in any such capacity, or arising out of the person's status as such, and related expenses, whether or not the Registrant would have the power to indemnify the person against such liability under the provisions of the DGCL. The Registrant intends to purchase director and officer liability insurance on behalf of its directors and officers.

Item 15. Recent Sales of Unregistered Securities

  (a) On August 19, 1998, in connection with its formation, the Registrant sold
(i) 2,000,000 shares of its common stock, $.001 par value per share ("Common Stock"), to Jonathan J. Ledecky, (ii) 1,500,000 shares of its Common Stock to Stephen E. Smith and (iii) 1,052,500 shares of its Common Stock to Dewey K. Shay, in each case for cash at a price per share of $0.01 for an aggregate consideration of $45,525. These sales were effected without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act.

  (b) On October 19, 1998, in connection with entering into a Senior Management Agreement, Martin R. Lyons purchased 200,000 shares of Common Stock at a price per share of $0.05 for an aggregate consideration of $10,000, paid $200 in cash and a note in the amount of $9,800. This sale was effected without registration under the Securities Act in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act.

  (c) On November 10, 1998, in connection with entering into a Senior Management Agreement, Merrill L. Stout purchased 25,000 shares of Common Stock at a purchase price per share of $0.05 for an aggregate consideration of $1,250, paid in cash. This sale was effected without registration under the Securities Act in reliance upon the exemption from registration contained in
Section 4(2) of the Securities Act.

  (d) On November 30, 1998, the Registrant sold $5,000 shares of Common Stock to Diane Strahan for cash at a price of $1.00 per share for an aggregate consideration of $5,000. This sale was effected without registration under the Securities Act in reliance upon the exemption from registration contained in
Section 4(2) of the Securities Act.

  (e) On January 1, 1999, in connection with entering into a Senior Management Agreement, M. Cristina Dolan purchased 100,000 shares of Common Stock at a price per share of $0.05 for an aggregate consideration of $5,000, paid in cash. This sale was effected without registration under the Securities Act in reliance upon the exemption from registration contained in Rule 701 of Regulation F promulgated under the Securities Act.

  Prior to filing this Registration Statement, the Registrant agreed to issue approximately 6,087,211 shares of its Common Stock to 117 persons in exchange for all the stock or limited liability company interests held by these persons in the 17 companies the Registrant will acquire upon completion of its initial public offering. If the Registrant does not complete its initial public offering prior to March 31, 1998, the number of shares of Common Stock issued to these persons will increase by 3% to a total of 6,269,826 shares of Common Stock. The stock and limited liability company interests to be acquired by the Registrant in exchange for these shares have been valued at a total of approximately $60.9 million by the Registrant. The Transactions were effected without registration under the Securities Act in reliance upon the exemption from registration contained in Rule 506 of Regulation D promulgated under
Section 4(2) of the Securities Act.

  Each of the foregoing transactions was effected without the use of an underwriter.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

    1.1*  Form of Underwriting Agreement
    3.1   Amended and Restated Certificate of Incorporation of the Registrant
    3.2   Amended and Restated Bylaws of the Registrant
    5.1*  Opinion of Hogan & Hartson L.L.P.
   10.1   Stock Exchange Agreement by and among the Registrant, United States
          Internet, Inc. and certain shareholders of United States Internet,
          Inc. dated as of December 21, 1998
   10.2   Form of Shareholder Consent, Power of Attorney and Investor
          Questionnaire executed by certain shareholders of United States
          Internet, Inc.
   10.3   Stock Exchange Agreement by and among the Registrant, JPS.Net
          Corporation and the shareholders of JPS.Net Corporation dated as of December 18, 1998
   10.4   Stock Exchange Agreement by and among the Registrant, D&E
          Supernet, Inc. and the shareholders of D&E Supernet, Inc. dated as of December 21, 1998
   10.5*  Senior Management Agreement between the Registrant and Stephen E.
          Smith
   10.6*  Senior Management Agreement between the Registrant and Dewey K. Shay
   10.7*  Senior Management Agreement between the Registrant and Martin R.
          Lyons
   10.8*  Senior Management Agreement between the Registrant and Allon H.
          Lefever
   10.9*  Senior Management Agreement between the Registrant and M. Cristina
          Dolan
   10.10  Form of Employment Agreement between the Registrant and Michael C.
          Crabtree
   10.11* Registration Rights Agreement among the Registrant and certain stockholders of the Registrant
   10.12* OneMain.com, Inc. 1999 Stock Option and Incentive Plan
   10.13* OneMain.com, Inc. 1999 Employee Stock Purchase Plan
   11.1*  Computation of Per Share Earnings
   21.1   Subsidiaries of the Registrant
   23.1+  Consent of Ernst & Young LLP, Independent Auditors (Registrant)
   23.2+  Consent of Ernst & Young LLP, Independent Auditors (D&E Supernet, Inc.)
   23.3+  Consent of Ernst & Young LLP, Independent Auditors (SunLink, Inc.)
   23.4+  Consent of Ernst & Young LLP, Independent Auditors (LebaNet, Inc.)
   23.5+  Consent of Grant Thornton LLP, Independent Auditors (Southwind
          Internet Access, Inc.)
   23.6+  Consent of Ernst & Young LLP, Independent Auditors (Horizon Internet
          Technologies, Inc.)
   23.7+  Consent of Coulter & Justus, P.C., Independent Auditors (United
          States Internet, Inc.)
   23.8+ Consent of Ernst & Young LLP, Independent Auditors (Internet Partners of America, LC)
   23.9+  Consent of Lopez, Levi & Associates, P.A., Independent Auditors
          (Netrox, LLC)
   23.10+ Consent of Ernst & Young LLP, Independent Auditors (ZoomNet, Inc.)
   23.11+ Consent of Ernst & Young LLP, Independent Auditors (Palm.Net, USA,
          Inc.)
   23.12+ Consent of Ernst & Young LLP, Independent Auditors (Internet Access
          Group, Inc.)
   23.13+ Consent of Ernst & Young LLP, Independent Auditors (Midwest Internet
          L.L.C.)
   23.14+ Consent of Kevin J. Tochtrop, Certified Public Accountant,
          Independent Auditor (Internet Solutions, LLC)
   23.15+ Consent of Ernst & Young LLP, Independent Auditors (FGInet, Inc.)
   23.16+ Consent of Ernst & Young LLP, Independent Auditors (Superhighway,
          Inc.)

   23.17+   Consent of Ernst & Young LLP, Independent Auditors (Lightspeed Net,
            Inc.)
   23.18+   Consent of Ernst & Young LLP, Independent Auditors (JPS.Net
            Corporation)
   23.19*   Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
   23.20+   Consent of Allon H. Lefever (Director Nominee)
   23.21+   Consent of Michael C. Crabtree (Director Nominee)
   23.22+   Consent of Thomas R. Eisenmann (Director Nominee)
   27.1+    Financial Data Schedule
   99.1     Form of Rule 134 e-mail Notice to Wit Capital Corporation Members
   99.2     Form of Rule 134 e-mail Notice to e-Dealer Customers
   99.3     Form of Rule 134 e-mail Notice to Subscribers of Companies to be
            Acquired by Registrant
   99.4     Text of Wit Capital Corporation Website Established for this
            Offering

  --------
  * To be filed by amendment.
  + Previously filed.

  (B) Financial Statement Schedules

  Schedules have been omitted because the information required to be set forth therein is not applicable or is included elsewhere in the Financial Statements or the notes thereto.

Item 17. Undertakings.

  The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as may be required by the underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southampton, New York, on the 1st day of February, 1999.

                                          OneMain.com, Inc.


                                          By       /s/ Stephen E. Smith
                                             ----------------------------------
                                                     Stephen E. Smith
                                               Chairman, President and Chief
                                                     Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                Name                            Title                Date

        /s/ Stephen E. Smith            Chairman, President        February 1, 1999
-------------------------------------    and Chief Executive
          Stephen E. Smith               Officer and
                                         Director (Principal
                                         Executive Officer)

          /s/ Dewey K. Shay             Vice President and         February 1, 1999
-------------------------------------    Chief Financial
            Dewey K. Shay                Officer (Principal
                                         Financial and
                                         Accounting Officer)


                                 EXHIBIT INDEX

 Exhibit                                                                  Page
 Number                             Exhibits                             Number
 -------                            --------                             ------
  1.1*   Form of Underwriting Agreement
  3.1    Amended and Restated Certificate of Incorporation of the
         Registrant
  3.2    Amended and Restated Bylaws of the Registrant
  5.1*   Opinion of Hogan & Hartson L.L.P.
 10.1    Stock Exchange Agreement by and among the Registrant, United States
         Internet, Inc. and certain shareholders of United States Internet,
         Inc. dated as of December 21, 1998
 10.2    Form of Shareholder Consent, Power of Attorney and Investor
         Questionnaire executed by certain shareholders of United States
         Internet, Inc.
 10.3    Stock Exchange Agreement by and among the Registrant, JPS.Net
         Corporation and the shareholders of JPS.Net Corporation dated as of
         December 18, 1998
 10.4    Stock Exchange Agreement by and among the Registrant, D&E Supernet,
         Inc. and the shareholders of D&E Supernet, Inc. dated as of December 21,
         1998
 10.5*   Senior Management Agreement between the Registrant and Stephen E.
         Smith
 10.6*   Senior Management Agreement between the Registrant and Dewey
         K. Shay
 10.7*   Senior Management Agreement between the Registrant and Martin
         R. Lyons
 10.8*   Senior Management Agreement between the Registrant and Allon
         H. Lefever
 10.9*   Senior Management Agreement between the Registrant and M. Cristina
         Dolan
 10.10   Form of Employment Agreement between the Registrant and Michael C.
         Crabtree
 10.11*  Registration Rights Agreement among the Registrant and certain stockholders of the Registrant
 10.12*  OneMain.com, Inc. 1999 Stock Option and Incentive Plan
 10.13*  OneMain.com, Inc. 1999 Employee Stock Purchase Plan
 11.1*   Computation of Per Share Earnings
 21.1    Subsidiaries of the Registrant
 23.1+   Consent of Ernst & Young LLP, Independent Auditors (Registrant)
         (OneMain.com)
 23.2+   Consent of Ernst & Young LLP, Independent Auditors (D&E Supernet, Inc.)
         Supernet)
 23.3+   Consent of Ernst & Young LLP, Independent Auditors (SunLink,
         Inc.)
 23.4+   Consent of Ernst & Young LLP, Independent Auditors (LebaNet,
         Inc.)
 23.5+   Consent of Grant Thornton LLP, Independent Auditors
         (Southwind Internet Access, Inc.)
 23.6+   Consent of Ernst & Young LLP, Independent Auditors (Horizon
         Internet Technologies, Inc.)
 23.7+   Consent of Coulter & Justus, P.C., Independent Auditors
         (United States Internet, Inc.)
 23.8+   Consent of Ernst & Young LLP, Independent Auditors (Internet
         Partners of America, LC)
 23.9+   Consent of Lopez, Levi & Associates, P.A., Independent
         Auditors (Netrox, LLC)
 23.10+  Consent of Ernst & Young LLP, Independent Auditors (ZoomNet,
         Inc.)
 23.11+  Consent of Ernst & Young LLP, Independent Auditors (Palm.Net,
         USA, Inc.)
 23.12+  Consent of Ernst & Young LLP, Independent Auditors (Internet
         Access Group, Inc.)
 23.13+  Consent of Ernst & Young LLP, Independent Auditors (Midwest Internet
         L.L.C.)
 23.14+  Consent of Kevin J. Tochtrop, Certified Public Accountant,
         Independent Auditor (Internet Solutions, LLC)
 23.15+  Consent of Ernst & Young LLP, Independent Auditors (FGInet,
         Inc.)
 23.16+  Consent of Ernst & Young LLP, Independent Auditors
         (Superhighway, Inc.)
 23.17+  Consent of Ernst & Young LLP, Independent Auditors
         (Lightspeed Net, Inc.)
 23.18+  Consent of Ernst & Young LLP, Independent Auditors (JPS.Net
         Corporation)
 23.19*  Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
 23.20+  Consent of Allon H. Lefever (Director Nominee)
 23.21+  Consent of Michael C. Crabtree (Director Nominee)
 23.22+  Consent of Thomas R. Eisenmann (Director Nominee)
 27.1+   Financial Data Schedule
 99.1    Form of Rule 134 e-mail Notice to Wit Capital Corporation Members
 99.2    Form of Rule 134 e-mail Notice to e-Dealer Customers
 99.3    Form of Rule 134 e-mail Notice to Subscribers of Companies to be
         Acquired by Registrant
 99.4    Text of Wit Capital Corporation Website Established for this Offering

-------------------------

*To be filed by amendment.
+Previously filed.